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                                  EXHIBIT 2(a)

Item 2.  Identity and Background.

     This statement is being filed by Insight Capital Partners III, L.P., a Delaware limited partnership ("Capital Partners"), Insight Capital Partners III (Co-Investors), L.P., a Delaware limited partnership ("Co-Investor Partners"), Insight Capital Partners (Cayman) III. L.P., a Cayman Islands limited partnership ("Cayman Partners", together with Capital Partners, Co-Investor Partners and Cayman Partners, "Insight III" or the "Reporting Persons"), and Insight Venture Management, Inc., a Delaware corporation ("Venture Management"). The executive office of the Insight III funds and Venture Management is 680 5th Avenue, New York, NY, 8th Floor 10019. Each of the Insight III funds and Venture Management is engaged in the venture capital business. Moreover, each of the Insight III funds and Venture Management disclaims membership in a group.

     Insight Venture Associates III, LLC, a Delaware limited liability company ("Venture Associates") is the sole general partner of the Insight III funds, the executive office of which is located at the same address of such funds. The principal business of Venture Associates is serving as the general partner to each of the Insight III funds and as such may be deemed to be the beneficial owner of all shares held by Insight III. Venture Associates disclaims beneficial ownership of any shares owned by Insight III, except to the extent of its pecuniary interest therein, if any.

     The Managing Members of Venture Associates are William Doyle, Deven Parekh, Jeffrey Horing, Peter Sobiloff, and Jerry Murdock (the "Managing Members"), and as such may be deemed to be the beneficial owners of all the shares held by Insight III. Each of the Managing Members disclaims beneficial ownership of any shares of Common Stock owned by Insight III, except to the extent of his pecuniary interest therein, if any. Jeffrey Horing and Jerry Murdock are the designated members of Venture Associates (the "Designated Members") and the ultimate controlling persons of Venture Associates, and as such may be deemed to be the beneficial owners of all the shares of Common Stock held by Insight III. Each of the Designated Members disclaims beneficial ownership of any shares of Common Stock owned by Insight III, except to the extent of his pecuniary interest therein, if any.

     Each of the Managing Members and Designated Members is a citizen of the United States of America and each of their principal occupations is being a Managing Member or Designated Member of Venture Associates.

     The officers and directors of Venture Management are Jeffrey Horing, President and Director and Jerry Murdock, Vice President and Director, each of whom are also the sole stockholders of Venture Management, and as such may be deemed to be the beneficial owners of all shares of Common Stock held by Venture Management. Messrs. Horing and Murdock disclaim beneficial ownership of any shares of Common Stock owned by Venture Management, except to the extent of his pecuniary interest therein, if any.

     Messrs. Horing and Murdock are citizens of the United States of America and each of their principal occupations is being an officer and director of Venture Management.